                                                                    Exhibit 10.3

                              TECHNOLOGY AGREEMENT

        This Agreement ("Technology Agreement") is made, entered into, and to be effective as of the Closing Date (as defined below) by and between Silicon Graphics, Inc., a Delaware corporation ("Seller") and Tera Computer Company, a Washington corporation, ("Purchaser").

                                    RECITALS

        WHEREAS, Purchaser desires to purchase and acquire from Seller, and Seller desires to sell, assign, license and transfer to Purchaser, certain business, property, technology, assets and goodwill of the Business on the terms and subject to the conditions of this Technology Agreement.

        WHEREAS, as part of the foregoing, Seller and Purchaser have entered into an Asset Purchase Agreement dated as of March 1, 2000 (the "Asset Purchase Agreement Date");

        WHEREAS the Parties desire to enter into this ancillary Technology Agreement pursuant to which Seller will assign and license to the Purchaser certain intellectual property specifically related to the Cray Products sold in connection with the Business, and Purchaser will license back certain rights to Seller.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements, provisions and covenants contained in this Technology Agreement, the Parties hereby agree as follows:

1.      DEFINITIONS

        1.1. The Parties to this Technology Agreement hereby incorporate by reference the definition set forth in the Asset Purchase Agreement.

        1.2. "Affiliates" shall mean any corporation or other entity that is directly or indirectly controlling, controlled by or under common control with a Party. For the purpose of this definition, "control" shall mean the direct or indirect ownership of more than fifty percent (50%) of the capital stock of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, interests entitled to vote in the election of the corresponding managing authority).

        1.3. "Capture Period" means the period starting on the Asset Purchase Agreement Date and ending one (1) year therefrom .

        1.4.    "Closing Date" means March 31, 2000.

        1.5. "Cray Heritage MPP Products" ("CHMPP") means the T3D and T3E computer systems as of the Closing Date, and a T3E derivative product as specifically defined below (" T3Eplus"). "T3Eplus" means a T3E computer system that has been modified by (i) enabling adaptive routing; (ii) increasing system frequency through clock speed enhancements to the EV4, EV5 or EV56 Alpha processors and corresponding bus multiplier changes; (iii) supporting through software warm reboot or dynamic system reconfiguration; (iv) adding support for I/O controller upgrades (i.e., support for industry standard I/O cards); or (v) other minor repackaging or remanufacturing changes of components (e.g., redesign of the clock chip to ensure an on-going supply). CHMPP shall not include successor products to the T3D or T3E other than a T3Eplus derivative product expressly defined above. For example, CHMPP shall not include a "T3F" or other distributed shared memory parallel processor computer system derived from the CHMPP Non-Patent Intellectual Property that incorporate performance enhancing engineering changes extending the architecture of the T3D and T3E such as by (a) use of a next generation processor (e.g., Alpha EV6 or later, or IA64), (b) reengineering and redesigning of ASICs or system boards to increase performance and functionality or (c) reengineering and redesigning the operating system to increase performance or retarget applications.

        1.6. "Cray Heritage Vector Products" ("CHVP") means the Cray 1, X-MP, X-MP EL, XMS, Y-MP, YMP EL, IOS-E, IOS-F, Cray 2, C90, T90, J90, SV1, SV1e and SV1ex.

        1.7. "Cray Products" means CHMPP, CHVP, SV2 and Cray Software products.

        1.8. "Cray Software Products" means UNICOS and other software products designated "assigned to Cray" on Schedules G and H.

        1.9. "Documentation" means publications and documentation for the Cray Products used in the Business.

        1.10. "Front End Host Computer" means a general purpose computer that is connected to a specialized back-end computing system and is responsible for performing general-purpose computing and I/O tasks for the specialized back-end computing system, including but not limited to, handling all network and tape I/O, hierarchical storage management, and compilation tasks for the back-end computing system.

        1.11. "Intellectual Property Right" shall mean (i) Patents; (ii) copyrights in both published works and unpublished works, registrations and applications therefor and associated moral rights (collectively "Copyrights"); (iii) rights in mask works (collectively "Maskworks"); (iv) Know-How; (v) Software; (vi) trade secrets, confidential information, technical information, data, plans, drawings, and blue prints (collectively "Trade Secrets") whether arising under the laws of the United States or any other state, country or jurisdiction; and (vii) common law, state, federal, international and statutory rights in any trademarks, trademark registrations and applications, service marks, trade names, corporate names and fictitious names (collectively "Trademarks").

        1.12. "Non-Patent Intellectual Property Rights" means Trade Secrets, Know-How, Maskworks, and Copyrights.

        1.13. "Patents" means all classes or types of patents, design patents, utility patents, including, without limitation, originals, divisions, continuations, continuations-in-part, extensions, reexaminations, or reissues, patent applications and invention disclosures for these classes or types of patent rights in all countries of the world listed on Schedules A and B.

        1.14. "Purchaser Capture Period Patents" means only those patents and patent applications filed by Purchaser that have an earliest effective filing date during the Capture Period and constitute inventions arising from improvements to the Intellectual Property Rights assigned or licensed herein.

        1.15. "Purchaser Products" means the Cray Products and Vector Supercomputers distributed, licensed and/or sold by Purchaser.

        1.16. "Seller Exclusive Issued Patents" means all Patents in all countries of the world (other than design patents) assigned or exclusively licensed to the Seller as of the Closing Date that are not otherwise assigned or licensed to Purchaser in this Technology Agreement.

        1.17.   "Seller Group" means Seller and it's Affiliates.

        1.18. "Seller Products" means any hardware or software products, or combinations thereof, distributed, licensed and/or sold by Seller, excluding the Cray Products.

        1.19 "Software" means a set of statements or instructions to be used directly or indirectly in a computer in order to bring about a certain result.

        1.20. "Source" shall mean the latest commercially released or internally accepted version of source code, and prior versions to the extent reasonably available, corresponding to the specifically identified intellectual property asset.

        1.21 "SV2" means the (i) Vector Processor-based supercomputer system under design by Seller as of the Closing Date, (ii) targeted for the high performance technical computing market.

        1.22. "Vector Processor" means an integrated circuit or collection of integrated circuits configured to process instructions wherein the instruction set exposes user registers with more than two 64-bit or greater elements and is designed, marketed and optimized for performing vector-based computational operations.

        1.23 "Vector Supercomputer" means hardware, software and combinations thereof for a scaleable Vector Processor based high performance computer system.

2.      TECHNOLOGY RIGHTS

        2.1. Patents Assigned to Purchaser. Seller hereby sells, conveys, assigns and transfers to Purchaser, and Purchaser hereby accepts, all of Seller's right, title and interest in and to the Patents listed in the Schedule A (Assigned Patents), together with all ancillary rights thereto, including without limitation, the right to sue and recover damages for past, present and future infringements and to fully and entirely stand in the place of Seller in all matters related thereto. Upon Purchaser's reasonable request, Seller agrees to take further action and to execute such additional documents at Purchaser's expense as may be necessary to perfect Purchaser's title in and to the Assigned Patents.

                2.1.1 Patent License to Seller in Assigned Patents. Purchaser grants to Seller a non-exclusive, royalty-free, fully-paid, perpetual, worldwide license, without the right to grant sublicenses to others, to make, have made, use, import, sell, practice any method of manufacture, and otherwise dispose of Seller's Products under the Assigned Patents listed on Schedule A and Purchaser Capture Period Patents.

        2.2. Patents Licensed to Purchaser. Seller hereby grants to the Purchaser, a non-exclusive, royalty-free, fully-paid, worldwide license, without the right to grant sublicenses to others, to make, have made, use, import and sell Purchaser Products, and to practice any method of manufacture in connection with the Purchaser Products, under the Patents listed on Schedule B.

        2.3. Non-Patent Intellectual Property Rights in CHVP Assigned to Purchaser. Seller hereby sells, conveys, assigns and transfers to Purchaser, and Purchaser hereby accepts, all of Seller's right, title and interest in and to the Non-Patent Intellectual Property Rights listed in the Schedule C, together with all ancillary rights thereto, including without limitation, the right to sue and recover damages for past, present and future infringements and to fully and entirely stand in the place of Seller in all matters related thereto. Upon Purchaser's reasonable request, Seller agrees to take further action and to execute such additional documents at Purchaser's expense as may be necessary to perfect Purchaser's title in and to the Non-Patent Intellectual Property Rights listed on Schedule C.

                2.3.1 Non-Patent Intellectual Property Rights in CHVP Licensed to Seller. Purchaser grants to Seller a nonexclusive, royalty-free, fully-paid, perpetual, worldwide license, without the right to grant sublicenses to others, to practice any method of manufacture and to make, have made, use, import and sell Seller Products under the Non-Patent Intellectual Property Rights listed on Schedule C.

        2.4. Non-Patent Intellectual Property Rights in CHMPP Licensed to Purchaser. Seller hereby grants to the Purchaser, a non-exclusive, royalty-free, fully-paid, worldwide license, without the right to grant sublicenses to others, to make, have made, use, import and sell Purchaser Products, under the Non-Patent Intellectual Property Rights listed on Schedule D.

                2.4.1 Exclusive Right to Manufacture the CHMPP. Seller further grants to Purchaser the exclusive, royalty-free, fully paid, worldwide right under the Non-Patent Intellectual Property Rights listed on Schedule D to manufacture CHMPP products.

        2.5. Non-Patent Intellectual Property Rights in SV2 Assigned to Purchaser. Seller hereby sells, conveys, assigns and transfers to Purchaser, and Purchaser hereby accepts, all of Seller's right, title and interest in and to the Non-Patent Intellectual Property Rights listed in the Schedule E, together with all ancillary rights thereto, including without limitation, the right to sue and recover damages for past, present and future infringements and to fully and entirely stand in the place of Seller in all matters related thereto. Upon Purchaser's reasonable request, Seller agrees to take further action and to execute such additional documents at Purchaser's expense as may be necessary to perfect Purchaser's title in and to the Non-Patent Intellectual Property Rights listed on Schedule E.

                2.5.1 Non-Patent Intellectual Property Rights in SV2 Licensed to Seller. Purchaser grants to Seller a nonexclusive, royalty-free, fully-paid, perpetual, worldwide license, without the right to grant sublicenses to others, to make, have made, use, import and sell Seller Products, and to practice any method of manufacture, under the Non-Patent Intellectual Property Rights listed on Schedule E.

                2.5.2 Non-Patent Intellectual Property Rights Licensed to Purchaser. Seller hereby grants to the Purchaser, a non-exclusive, royalty-free, fully-paid, worldwide license, without the right to grant sublicenses to others, to make, have made, use, import and sell Purchaser Products, under the Non-Patent Intellectual Property Rights listed on Schedule F.

                2.5.3 Intellectual Property Rights in the SV2 Retained by Seller. The Parties acknowledge that the SV2, in its current stage of development, may include certain Intellectual Property Rights owned by Seller that are not being assigned, licensed or otherwise transferred to Purchaser, including without limit, the components listed in Schedule L. Except for the specific rights granted to Purchaser herein, all other Intellectual Property Rights in the SV2 are expressly excluded.

        2.6. Assignment of Software and Documentation to Purchaser. Seller hereby sells, conveys, assigns and transfers to Purchaser, and Purchaser hereby accepts, all of Seller's right, title and interest in and to the Software and Documentation designated on Schedules G and H as "Assign" to Purchaser, together with all ancillary rights thereto, including without limitation, the right to sue and recover damages for past, present and future infringements and to fully and entirely stand in the place of Seller in all matters related thereto. Upon Purchaser's reasonable request, Seller agrees to take further action and to execute such additional documents at Purchaser's expense as may be necessary to perfect Purchaser's title in and to the assigned Intellectual Property Rights on Schedules G and H.

                2.6.1 Modified Source Distribution License to Seller for UNICOS. Purchaser hereby grants to the Seller a non-exclusive, royalty-free, fully-paid, perpetual, worldwide license, to the UNICOS Software designated on Schedule H as "Assign" to Purchaser, to use, modify and create derivative source and object code works from the associated source code, including the right to distribute the source or derivatives, or derived object code to third parties solely as enhancements or modifications of Seller Products.

                2.6.2 "Republication" License to Seller. Purchaser hereby grants to the Seller a non-exclusive, royalty-free, fully-paid, perpetual, worldwide license, to the Documentation designated on Schedule G as "Assign" to Purchaser and "Republication" to SGI to reproduce, recreate or republish the associated publications or documentation (Republished Works) for use in connection with the Seller Products, under the condition that no improper use is made of the Trademarks listed on Schedule K. To the extent that Seller provides service and/or support for Purchaser Products, Purchaser grants to the Seller a non-exclusive, royalty-free, fully-paid, perpetual, worldwide license, to the Documentation designated on Schedule G as "Assign" to Purchaser to reproduce, recreate or republish the associated publications or documentation (Republished Works) for use in connection with the Purchaser Products.

                2.6.3 "Source-Only" License to Seller. Purchaser hereby grants to the Seller a non-exclusive, royalty-free, fully-paid, worldwide license to use, modify, and create derivative source and object code works from the associated source code solely for internal use in connection with the design, manufacture and distribution of Seller Products, without the right to grant sublicenses or distribute, under the Software and Documentation designated on Schedule G as "Assign" to Purchaser and "Source-Only" to SGI.

                2.6.4 "Source-Binary Distribution" License to Seller. Purchaser hereby grants to the Seller a non-exclusive, royalty-free, fully-paid, worldwide license to use, modify and create source and object code works from the associated source code and distribute object code derived from the source or its derivatives to third parties, solely for Seller Products, without rights to sublicense or distribute source code or source derivatives to third parties other than source that is licensed to customers solely for its use in connection with the support or service of a Seller Product, under the Software designated on Schedule G as "Assign" to Purchaser and "Source-Binary Distribution" to SGI.

                2.6.5 "Source Distribution" License to Seller. Purchaser hereby grants to the Seller a non-exclusive, royalty-free, fully-paid, worldwide license to use, modify and create derivative source and object code works from the associated source code, including the right to distribute and sublicense the source or derivatives, or derived object code to third parties, under the Software designated on Schedule G as "Assign" to Purchaser and "Source Distribution" to SGI.

        2.7. "Binary-Only" License to Purchaser. Seller hereby grants to the Purchaser five (5), royalty-free, non-exclusive, worldwide licenses to use in binary form, without the right to grant sublicenses or distribute, for internal use on Purchaser Products, under the Software designated on Schedule G as "Binary-Only" to Purchaser, if any, subject to Seller's standard terms and conditions for such software and only for those versions of the Software that is made commercially available by Seller within one-year of the Closing Date.

        2.8. "Source-Only" License to Purchaser. Seller hereby grants to the Purchaser a non-exclusive, royalty-free, fully-paid, worldwide license to use, modify, and create derivative source and object code works from the associated source code solely for internal use in connection with the design, manufacture and distribution of Purchaser Products, without the right to grant sublicenses or distribute, under the Software and Documentation designated on Schedule G as "Source-Only" to Purchaser.

        2.9. "Source-Binary Distribution" License to Purchaser. Seller hereby grants to the Purchaser a non-exclusive, royalty-free, fully-paid, worldwide license to use, modify and create source and object code works from the associated source code and distribute object code derived from the source or its derivatives to third parties, solely for Purchaser Products, without rights to sublicense or distribute source code or source derivatives to third parties other than source that is licensed to customers solely for its use in connection with the support or service of a Purchaser Product, under the Software designated on Schedule G as "Source-Binary Distribution" to Purchaser.

        2.10. "Source Distribution" License to Purchaser. Seller hereby grants to the Purchaser a non-exclusive, royalty-free, fully-paid, worldwide license to use, modify and create derivative source and object code works from the associated source code, including the right to distribute and sublicense the source or derivatives, or derived object code to third parties, under the Software designated on Schedule G as "Source Distribution" to Purchaser.

        2.11. "Republication" License to Purchaser. Seller hereby grants to the Purchaser a non-exclusive, royalty-free, fully-paid, worldwide license, to the Documentation designated on Schedule G as "Republication" to Purchaser to reproduce, recreate or republish the associated publications or documentation (Republished Works) for Purchaser Products, provided that Purchaser may not use Seller's trademarks without the written approval from Seller, which approval shall not be unreasonably withheld.

        2.12. "Source-Only" License under IRIX to Purchaser. Seller hereby grants to the Purchaser a non-exclusive, royalty-free, fully-paid, worldwide license to use, modify, and create derivative source and object code works from the associated source code solely for internal development of the SV2, without the right to grant sublicenses or distribute, under the Software and Documentation designated on Schedule I as "Source-Only" to Purchaser.

        2.13. "Source-Binary" Development License to Purchaser under IRIX. Seller hereby grants to the Purchaser a non-exclusive, royalty-free, fully-paid, worldwide license to use and modify, without rights to sublicense or distribute to third parties, to create derivative source and object code works from the Software designated on Schedule I as "SV2 IRIX Source-Binary Distribution" to Purchaser, solely for the SV2, provided that all licenses granted to the Software on Schedule I under the heading "Specially-Protected IRIX Source" shall terminate immediately if (i) the Purchaser transfers, whether by sale, assignment, merger, operation of law or otherwise any of its rights under this Technology Agreement or (ii) upon a Purchaser Change of Control. As used in sections 2.13 and 2.14, "Purchaser Change of Control" shall mean more than thirty percent (30%) of the outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) of Purchaser becomes owned or controlled, directly or indirectly, by any person (as such term is used in section 13(d) and section 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the

                Closing Date) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act).

        2.14. "Source-Binary Distribution" License to Purchaser under IRIX. Seller hereby grants to the Purchaser a non-exclusive, worldwide license to distribute the derivative works licensed under
                Section 2.13 in object code form solely for use on the SV2, subject to a license fee paid by Purchaser to Seller of five thousand dollars ($5,000.00) for each such license granted and without rights to sublicense or distribute source code or source derivatives to third parties other than source that is licensed to customers solely for its use in connection with the support or service of an SV2, under the Software designated on Schedule I as "SV2 IRIX Source-Binary Distribution" to Purchaser, provided that all licenses granted to the Software on Schedule I under the heading "Specially-Protected IRIX Source" shall terminate immediately if (i) the Purchaser transfers, whether by sale, assignment, merger, operation of law or otherwise any of its rights under this Technology Agreement or (ii) upon a Purchaser Change of Control.

        2.15. Assignment of Rights in Third Party Licenses and Contracts to Purchaser. To the extent permitted by the underlying contracts and licenses, and subject to all of the rights, conditions and obligations contained therein, Seller assigns and transfers to Purchaser, and Purchaser hereby accepts, all of Seller's rights and obligations under the contracts and licenses designated on Schedule J. Upon Purchaser's reasonable request, Seller agrees to take further action and to execute such additional documents at Purchaser's expense as may be necessary to perfect Purchaser's title in and to the assigned Intellectual Property Rights designated on Schedule J.

        2.16. Trademarks Assigned to Purchaser. Seller hereby sells, conveys, assigns and transfers to Purchaser, and Purchaser hereby accepts, any and all of Seller's right, title and interest in and to the Trademarks designated on Schedule K ("Assigned Trademarks"), together with the goodwill of the Business connected with the use of and symbolized by the Trademarks, including without limitation, the right to sue and recover damages for past, present and future infringements and to fully and entirely stand in the place of Seller in all matters related thereto. Upon Purchaser's reasonable request, Seller agrees to take further action and to execute such additional documents at Purchaser's expense as may be necessary to perfect Purchaser's title in and to the Assigned Trademarks.

        2.17. Right to Retain Information. Seller shall have the right to retain copies of all materials included in and associated with the Intellectual Property Rights assigned to Purchaser in this
                Section 2.

        2.18. No Other Rights To the extent that any of the Intellectual Property Rights covered or identified in this Technology Agreement are not expressly assigned or licensed, all such Intellectual Property Rights shall remain with the Seller. No other rights are granted hereunder, by implication, estoppel, statute or otherwise, except as expressly provided herein. Except as expressly provided in this Section 2, nothing in the licenses granted hereunder or otherwise contained in this Technology Agreement shall expressly or by implication, estoppel or otherwise give either party any right to license the other Party's Intellectual Property to third parties. No license or immunity is granted by either Party hereto directly or by implication, estoppel or otherwise to any third parties acquiring products from either Party for the combination of such products with other items or for the use of such combination.

        2.19 Residuals. Notwithstanding anything herein to the contrary, either party may use Residuals for any purpose, including use in the development, manufacture, promotion, sale and maintenance of its products and services; provided that this right to Residuals does not represent a license under any Intellectual Property Rights of the disclosing party. The term "Residuals" means information of a general nature, such as general knowledge, ideas, concepts, know-how, professional skills, work experience or techniques, that is retained in the unaided memories of either party's employees who have had access to the other party's information prior to execution of this Agreement. An employee's memory is unaided if the employee has not intentionally memorized the Information for the purpose of retaining and subsequently using or disclosing it.

        2.20. Duty to Maintain Patents and Non-Patent Intellectual Property. In the event that the Purchaser decides not to file a Patent application or to abandon the prosecution of any such Patent application or not to maintain any granted Patent that is assigned to the Purchaser under this Technology Agreement, Purchaser will (i) notify the Seller within a reasonable time to permit the Seller to continue such prosecution or maintain such Patent (at the Seller's expense), and (ii) assign to the Seller the right, title and interest in and to such Patents. Purchaser shall take all commercially reasonably actions necessary to maintain the validity and enforceability of the Non-Patent Intellectual Property Rights assigned to it herein.

        2.21. No Foundry Rights. Purchaser understands and acknowledges that the licenses granted to it by Seller under Section 2 are intended to cover only the Purchaser Products and are not intended to cover foundry activities that Purchaser may undertake on behalf of third parties.

        2.22. Third Party Rights. Purchaser understands that some of the Intellectual Property Rights and materials assigned or licensed to Purchaser hereunder may contain third party intellectual property. Purchaser agrees that: (i) Seller's obligations and Purchaser's licenses under this Section 2 are subject in all cases to any restrictions, limitations or obligations contained in agreements entered into between Seller and third parties, (ii) Purchaser shall be solely responsible for obtaining such licenses or consents, provided, however, that upon request by Purchaser, Seller shall cooperate with Purchaser in obtaining such licenses or consents, as appropriate, (iii) Purchaser agrees that in the event any third party licenses or consents are required, Purchaser will obtain such third party licenses or will not use such third party intellectual property or Seller Intellectual Property Rights into which such third party intellectual property is integrated, and (iv) Purchaser will undertake all efforts necessary to protect Seller's rights and meet Seller's obligations under agreements with third parties to the extent such rights and obligations are affected by this Technology Agreement.

        2.23. Confidentiality Agreement with Former Employees of Seller. All offers of employment made to, and employment agreements made with, former employees of Seller shall include the provisions set forth in Schedule M.

3.      COVENANT NOT TO SUE

        3.1. Seller's Covenant Not to Sue. Seller hereby covenants and agrees with Purchaser that Seller will not bring suit or otherwise assert a patent claim against Purchaser or its customers before any court or administrative agency in any country of the world under the Seller Exclusive Issued Patents in connection with the sale of Cray Products to the extent the Cray Products existing as of the Closing Date infringed such claim of Seller Exclusive Issued Patents. This covenant shall run with the title of the Seller Exclusive Issued Patents and shall bind any assignee or other person to whom the Seller may convey an interest in the Seller Exclusive Issued Patents.

        3.2. Purchaser's Covenant Not to Sue. Purchaser hereby covenants and agrees with Seller Group that Purchaser will not bring suit or otherwise assert any claim against the Seller or its customers before any court or administrative agency in any country of the world under the Intellectual Property Rights assigned or licensed to Purchaser in this Technology Agreement to the extent such Intellectual Property Rights are incorporated, in whole or in part, into Seller's hardware or software products commercially available or under development prior to the Closing Date. This covenant shall run with the title of the Intellectual Property Rights assigned or licensed to Purchaser herein and shall bind any assignee or other person to whom the Purchaser may convey an interest in such Intellectual Property Rights.

4.      DISCLAIMER

        4.1. No Implications. Nothing contained in this Technology Agreement shall be construed as:

                4.1.1. A representation or warranty by either of the Parties to this Technology Agreement as to the validity, enforceability or scope of any class or type of Intellectual Property Rights assigned or licensed herein;

                4.1.2. A warranty or representation that anything made, used sold or otherwise disposed of under any assignment or license set forth in this Technology Agreement is or will be free from infringement of any third party Intellectual Property Rights other than those which are assigned or licensed hereunder;

                4.1.3. Except as explicitly set forth in Section 8, an agreement to bring or prosecute or any grant of a right to bring or prosecute actions or suits against third parties for infringement;

                4.1.4. Requiring either Party to obtain the right to license for the other Party, third party technology contained in any know-how, software or other materials licensed, assigned or provided hereunder. The Parties agree that the receiving Party shall be solely responsible for obtaining any necessary third party licenses;

                4.1.5. Except as expressly set forth herein, requiring Seller to furnish, locate, compile or disclose technical information relating to the Intellectual Property Rights assigned or licensed to Purchaser herein;.

                4.1.6. Conferring by implication, estoppel or otherwise, upon either Party licensed hereunder, any license or other right under any Intellectual Property Rights except the assignments, licenses and rights expressly granted hereunder regardless of whether such Intellectual Property Rights are dominant or subordinate to the rights granted hereunder;

                4.1.7. Assuming any obligation to provide support, updates, revisions, errors, bug fixes or other service in connection with any of the assignments or licenses expressed;

                4.1.8. A warranty or representation that Seller has the right to assign, sublicense or otherwise transfer, in whole or in part, any of the contracts or licenses listed on Schedule J;

                4.1.9. A warranty or representation as to the commercial or technical viability of any of the Cray Products; or

                4.1.10. A warranty or representation as to the commercial
                        availability of any component, sub-component or assemblies required to manufacture and sell the Cray Products.

        4.2. No Warranties. EACH PARTY HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE INTELLECTUAL PROPERTY RIGHTS OR RELATED MATERIALS ASSIGNED OR LICENSED HEREUNDER, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. UNLESS SPECIFICALLY PROVIDED ALL ASSIGNMENTS AND LICENSES ARE "AS IS, WHERE IS."

5.      CONFIDENTIALITY

        5.1. Obligation. Purchaser and Seller each acknowledges that by reason of its relationship with the other Party, it has and will have access to certain information and materials that is confidential and of substantial value to the other Party ("Confidential Information"), which value would be impaired if such information were disclosed to third parties. Each Party agrees that, except as specifically authorized hereunder, it will not use in any way for its own account or the account of any third party, nor disclose to any third party, any such Confidential Information, and will take every reasonable precaution to protect the confidentiality of such information which shall in no event be less than the industry standard and shall include: entering into non-disclosure agreements with third parties prior to disclosing any Confidential Information that the other Party grants permission to disclose, entering into employment agreements with all employees requiring employees to protect Confidential Information, providing to employees access to Confidential Information on a need to know basis only, where appropriate based on the nature of the Confidential Information, password protect servers that contain Confidential Information, restricting access to Confidential Information by third parties (including contractors) unless they have a need to know and they have entered into appropriate non-disclosure agreement. Upon request by a Party, the other Party will advise the requesting Party whether or not it considers any particular information or materials to be Confidential Information.

        5.2. Transfer of Information. Purchaser acknowledges that (i) all technical information, know-how, software, or other materials (excluding non-technical business materials) transferred by Purchaser from Seller are listed on Schedules to this Technology Agreement and will be transferred to Purchaser as agreed to by the Parties, and (ii) Purchaser will not have access to the Seller's servers as of the Closing Date or as mutually agreed. Purchaser agrees to promptly return or destroy all copies of any unauthorized Seller Confidential

                Information in its possession or control. Seller agrees to cooperate with Purchaser in identifying Seller Confidential Information in the possession or control of Purchaser. Purchaser agrees that Seller, during the period up to three hundred and sixty (360) days after the Closing Date, shall have the right to audit Purchaser's servers, files, and premises to ensure compliance with this Section 5. In the event Seller discovers material unauthorized use of Seller Confidential Information, Purchaser shall pay the cost of the audit and shall use its best efforts to correct such unauthorized use including without limitation, obtaining a license to use such information, destroying or returning such information, and ceasing to license or distribute products or materials that contain such information.

        5.3. Exceptions. The foregoing restrictions will not apply to information that (i) has become publicly known through no wrongful act of the receiving Party; (ii) has been rightfully received from a third party authorized to make such disclosure without restriction; (iii) has been independently developed by the receiving Party after the Closing Date of this Technology Agreement; (iv) has been approved for release by written authorization of the disclosing Party, or (v) is required by law or regulation to be disclosed; provided, however, that the receiving Party has provided written notice to the disclosing Party promptly to enable disclosing Party to seek a protective order or otherwise prevent disclosure of Confidential Information.

        5.4. Term. The obligations of each Party pursuant to this Section 5 with respect to Confidential Information shall continue in full force and effect for a period of ten (10) years after the Closing Date of this Technology Agreement; provided that if the disclosing Party requests an additional ten (10) year period for maintaining the confidentiality of any specified Confidential Information, the obligations under this Section 5 shall continue with respect to such Confidential Information for an additional ten (10) years.

        5.5. Injunctive Relief. Each Party acknowledges that any breach of any of its obligations under this Section 5 may cause irreparable harm and significant injury to the disclosing Party to an extent that may be extremely difficult to measure. Accordingly, the receiving Party agrees that the disclosing Party will have, in addition to any other rights or remedies available to it at law or in equity, the right to seek injunctive relief to enjoin any breach of this Section 5.

6.      TERM AND TERMINATION

        6.1. Term. This Technology Agreement and the rights and licenses granted hereunder shall become effective on the Closing Date and shall continue in effect, unless terminated as provided below, until the latter of: (i) expiration, revocation, invalidation or abandonment of the last Patent licensed hereunder, or (ii) the Parties cease to use the Non-Patent Intellectual Property Rights.

        6.2.   Termination

                6.2.1. Termination for Bankruptcy. Either Party may terminate this Technology Agreement effective immediately and without liability upon written notice to the other Party if any one of the following events occurs:

                        (a) the other Party files a voluntary petition in bankruptcy or otherwise seeks protection under any law for the protection of debtors;

                        (b) A proceeding is instituted against the other Party under any provision of any bankruptcy laws that is not dismissed within ninety (90) days;

                        (c) Any adjudication that the other Party is bankrupt or insolvent;

                        (d) A court assumes jurisdiction of all or a substantial portion of the assets of the other Party under a reorganization law;

                        (e) A trustee or receiver is appointed by a court for all or a substantial portion of the assets of the other Party;

                        (f) The other Party becomes insolvent, ceases or suspends business;

                        (g) The other Party makes an assignment of the majority of its assets for the benefit of its creditor; or

                        (h) The other Party admits in writing its inability to pay its debts as they become due.

                6.2.2. Termination for Breach. If either Party materially breaches any material term or condition ("Material Breach") of this Technology Agreement or the Asset Purchase Agreement ("Breaching Party"), than the Other Party may terminate this Technology Agreement if (i) the Other Party gives written notice to the Breaching Party describing the nature of the Material Breach; and (ii) the Breaching Party does not cure the Material Breach within forty-five (45) days of receipt of the notice of the Material Breach, unless the default reasonably requires more than forty-five (45) days to correct and the Breaching Party has begun substantial corrective actions to remedy the default and is diligently pursuing such actions, in which event, the Breaching Party shall have so much time as is reasonably necessary to cure such default.

        6.3.    Effect of Termination. In the event of termination pursuant to
                Section 6.2 above, (i) the Party terminating the Technology Agreement pursuant to Section 6.2 above shall retain all licenses and rights granted to it under this Technology Agreement for the term of the Technology Agreement, and all licenses granted to the other Party shall terminate subject to any sublicenses previously granted, and (ii) the following sections shall survive any termination or expiration of the Technology Agreement: Sections 2.1, 2.1.1, 2.3, 2.3.1, 2.5, 2.5.1, 2.5.3, 2.6, 2.6.1, 2.6.2, 2.15, 2.16, 2.17, 2.18, 2.19,
                2.20, 2.21, 2.22, 2.23, 3, 4, 5, 6, 7, 8, and 9.

7.      ASSIGNMENT AND CHANGE OF CONTROL

        7.1. Purchaser. Assignment, sale, sublicense or transfer by Purchaser of any rights and/or obligations of this Technology Agreement are governed by Section 16.3 of the Asset Purchase Agreement. Any purported assignment, sale, sublicense or transfer, except as explicitly permitted therein, shall be deemed a breach of this Technology Agreement and shall be null and void. This Technology Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

        7.2 Seller. The Seller may sublicense, assign or transfer this Technology Agreement and any right or obligation under it, provided that if it assigns or transfers the licenses in Sections 2.1.1, 2.3.1 and 2.5.1 of this Technology Agreement to NEC Corporation, Hitachi, Ltd. Fujitsu Limited, or any other manufacture of Vector Supercomputers (hereinafter "Buyer Competitors") during a period of three years from the Closing Date ("Restrictive Period"), the licenses in Sections 2.1.1,
                2.3.1 and 2.5.1 shall be limited to Seller Products, or combinations thereof, designed and/or manufactured by or on behalf of Seller as of any such assignment or transfer, or follow-on Seller Products or products in Seller's future product development plan (i.e., Road Map). In addition, if any of the Buyer Competitors merges or consolidates with Seller, or owns or controls, directly or indirectly, more than fifty percent (50%) of the outstanding shares or securities representing the right to vote for the election of directors or other managing authority during the Restricted Period, then the licenses in Sections 2.1.1, 2.3.1 and 2.5.1 shall be limited to Seller Products, or combinations thereof, designed and/or manufactured by or on behalf of Seller as of such merger, consolidation or change of control, or follow-on Seller Products or products in Seller's future product development plan. Nothing in this section shall restrict Seller from selling any Seller Products to any person or party on an end-user basis in the ordinary course of business.

8.      INFRINGEMENT ACTIONS

        8.1. Cooperation in Infringement Actions. Each Party agrees, at the other's expense, to make available at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens and other similar materials in its possession that are reasonably necessary to allow Seller or Purchaser to litigate or settle such suit, including without limitation, becoming party to the suit.

9.      GENERAL

        9.1. Ownership of Technology. The Parties agree that the technical materials and Intellectual Property Rights assigned or licensed to Purchaser are limited to those expressly provided for hereunder. All other technology, materials and information (excluding non-technical business materials) under Seller's control shall be owned exclusively by Seller, and Purchaser shall have no rights or interest in such technology, materials and information unless expressly provided in this Technology Agreement. Purchaser shall not remove any tangible materials embodying such Intellectual Property Rights or information from Seller's premises other than those explicitly listed on the Schedules attached to this Technology Agreement. Except for the express licenses granted to Seller under the Intellectual Property Rights assigned to Purchaser hereunder, all rights thereto shall be owned exclusively by Purchaser and Seller shall have no rights or interest in such assigned Intellectual Property Rights.

        9.2. Delivery of Assigned Technology or Purchaser Licensed Technology. All transfers of technology shall be conducted per the Transition Services Agreement. The Parties expressly agree that all such technology is provided on an "as is, where is" basis, and each Party shall have no obligation to locate, assemble, compile, deliver or otherwise assist the other Party in the transfer of such technology, provided that Seller agrees to cooperate with Purchaser's efforts.

        9.3. Confidentiality of Technology Agreement. Each Party agrees that the terms and conditions of this Technology Agreement shall be treated as confidential information and that neither Party will disclose the terms or conditions to any third party without the prior written consent of the other Party, provided, however, that each Party may disclose the terms and conditions of this Technology Agreement, to the extent necessary:

                (a)     as required by any court or other governmental body;

                (b)     as otherwise required by law;

                (c) to legal counsel of the Parties, accountants, and other professional advisors;

                (d) in confidence, to banks, investors and other financing sources and their advisors;

                (e) in connection with the enforcement of this Technology Agreement; or

                (f) in confidence, in connection with an actual or prospective merger or acquisition or similar transaction.

                With respect to disclosure required by a court order, the disclosing Party shall provide prior notification of such impending disclosure to the non-disclosing Party. All reasonable efforts to preserve the confidentiality of the terms of this Technology Agreement shall be expended by the disclosing Party in complying with such an order, including obtaining a protective order to the extent reasonably possible. The Parties shall cooperate in preparing and releasing an announcement or other form of publicity, if any, relating to this Technology Agreement.

        9.4. Export Controls. Each Party understands and acknowledges that certain technology licensed or assigned hereunder is subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Each Party warrants that it will comply in all respects with the export restrictions applicable to any materials or technology provided hereunder and will otherwise comply with the Export Administration Regulations or other United States laws and regulations in effect from time to time.

        9.5 Entire Agreement. This Technology Agreement including the Schedules and any schedules thereto, together with the Asset Purchase Agreement constitute the entire understanding of the Parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. If there is any conflict or inconsistency between any definitions, terms, or conditions of the Asset Purchase Agreement (or any interpretation thereof) and any term or condition of this Technology Agreement, this Technology Agreement shall prevail and the Asset Purchase Agreement will be deemed modified and/or interpreted to conform to this Technology Agreement. If there is any conflict or inconsistency between any definitions, terms, or conditions of the Technology Agreement (or any interpretation thereof) and any of the items on the Schedules to the Technology Agreement, the Schedules to the Technology Agreement shall prevail and the Technology Agreement will be deemed modified and/or interpreted to conform to the Schedules to the Technology Agreement.

        9.6 Expenses. All costs incurred in the interpretation, execution, delivery and implementation of this Technology Agreement and with the consummation of the transactions contemplated herein shall be paid by the Party incurring the expense.

        9.7 Severability. The provisions of this Technology Agreement shall be deemed separable. Therefore, if any part of this Technology Agreement is rendered void, invalid or unenforceable, such rendering shall not affect the validity or enforceability of the remainder of this Technology Agreement.

        9.8 No Waiver. Any failure by either Party to enforce at any time any terms and conditions of this Technology Agreement shall not be considered a waiver of the other Party's rights to enforce each and every term and condition of this Agreement.

        9.9 Unavoidable Delay. Neither Party shall be considered in default or be liable to the other Party for any delay in performance or non-performance caused by circumstances beyond the reasonable control of such Party, including but not limited to acts of God, explosion, fire, flood, war, whether declared or not, accident, labor strike or labor disturbances, inability to procure supplies from third party vendors, sabotage, order or decrees of any court, or action of government authority.

        9.10. Choice of Law. This Technology Agreement shall be governed by and interpreted under the substantive laws of the State of California.

        9.11 Resolution of Disputes. Disputes involving this Technology Agreement shall be resolved in accordance with the procedure set forth in paragraph 29 of the Asset Purchase Agreement.

        IN WITNESS WHEREOF, the Parties hereto have duly executed this Technology Agreement effective as of the date set forth above.



Seller                                      Purchaser



By:                                         By:
   ---------------------------------           ---------------------------------
Name:                                       Name:
Title:                                      Title: